UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2009

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860)403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mrs. Dona D. Young, our Chairman, President and Chief Executive Officer, will retire from the Company, and resign from all of her positions with the Company, including as a member of the Board of Directors, effective April 15, 2009. Mrs. Young has served as the Company’s Chairman and Chief Executive Officer since January 2003 and as President since 2000. Mrs. Young held various other executive officer positions with the Company and its predecessors since 1994, and been an employee of the Company or one of its subsidiaries since 1980. Mrs. Young has agreed to provide the Company with consulting services for one year following her retirement for a fee of $300,000, payable in two equal installments on her retirement date and on October 15, 2009.

Effective as of the date of Mrs. Young’s retirement, James D. Wehr, 51, who has served as Senior Executive Vice President and Chief Investment Officer since February 2007, will be appointed President and Chief Executive Officer. Mr. Wehr will also be elected as a member of the Board, effective April 15, 2009. Mr. Wehr previously served as Executive Vice President and Chief Investment Officer from February 2005, and as Senior Vice President and Chief Investment Officer of the Company and Phoenix Life since January 1, 2004. Prior to that time, he was Senior Managing Director and Portfolio Manager at Phoenix Investment Partners (which is now Virtus Investment Partners, Inc.) from 1995 through 2003.

Also effective as of the date of Mrs. Young’s retirement, Thomas S. Johnson will become non-executive Chairman. Mr. Johnson has been a member of our Board of Directors since 2000. Mr. Johnson served as Chairman and Chief Executive Officer of GreenPoint Financial Corporation from 1993 to 2004 and as President and a director of Manufacturers Hanover Trust Company and Manufacturers Hanover Corp. from 1989 to 1991. He is also a director of R.R. Donnelley & Sons Company, Inc. and Alleghany Corporation.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Consulting Agreement between The Phoenix Companies, Inc. and Dona D. Young, dated March 22, 2009

99.1	Press Release

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: March 23, 2009	By:	/s/ Tracy L. Rich
	Name:	Tracy L. Rich
	Title:	Executive Vice President, General Counsel and Secretary